Exhibit 4.1

Execution Version

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

EAGLE ROCK ENERGY PARTNERS, L.P.

THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EAGLE ROCK ENERGY PARTNERS, L.P. dated as of July 27, 2010 (this “Amendment No. 1”), is entered into by and among Eagle Rock Energy GP, L.P., a Delaware limited partnership, as the General Partner and as the lawful attorney-in-fact for the Limited Partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and Limited Partners entered into the Second Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. on May 24, 2010 (the “Second Amended and Restated Agreement”);

WHEREAS, the General Partner has determined that this Amendment No. 1 does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, this Amendment No. 1 has been approved by the General Partner.

NOW, THEREFORE, pursuant to Section 13.1(d) of the Second Amended and Restated Agreement, in consideration of the covenants, conditions and agreements contained herein, the Second Amended and Restated Agreement is hereby amended as follows:

Section 1.               Amendment.  Section 13.4(c)(iv) is hereby amended by deleting the reference to “20%” in clause (B) of the first sentence of Section 13.4(c)(iv) and replacing such reference with “10%”.

Section 2.               Defined Terms.  Capitalized terms used in this Amendment No. 1 but not otherwise defined shall have the meaning assigned to such terms in the Second Amended and Restated Agreement.

Section 3.               General Authority.  The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.

Section 4.               Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Second Amended and Restated Agreement shall remain in full force and effect.

Section 5.               Governing Law.  This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

GENERAL PARTNER:

EAGLE ROCK ENERGY GP, L.P.

By:	EAGLE ROCK ENERGY G&P, LLC

By:	/s/ Joseph A. Mills
Name: Joseph A. Mills
Title: Chairman and Chief Executive Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter Admitted as Limited Partners of the Partnership, pursuant to powers of attorney Now and hereafter executed in favor of, and Granted and delivered to the General Partner or without execution hereof Pursuant to Section 10.1(a) hereof.

EAGLE ROCK ENERGY GP, L.P.

By:	EAGLE ROCK ENERGY G&P, LLC

By:	/s/ Joseph A. Mills
Name: Joseph A. Mills
Title: Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1]